Exhibit 10.3

Innervate Radiopharmaceuticals LLC
175 Elm Road

Englewood, New Jersey 07631

LIFESCI GLOBAL GROUP LLC

300 Boulevard of the Americas

Lakewood, NJ 08701

April 30, 2026

RE: CERTAIN PAYMENTS UPON TRIGGERING EVENTS AND WARRANTS ISSUANCE AND PAYMENT SCHEDULE

In connection with your execution of a subscription agreement to purchase certain units of Innervate Radiopharmaceuticals LLC (the “Company”), dated on or about the date hereof (such agreement, the “Subscription Agreement”) by and between you and the Company, pursuant to this letter agreement (the “Letter Agreement”) agree to make certain accommodations which are not specifically contemplated by the Subscription Agreement but which are consistent with the parties’ intent and necessary to consummate the transactions contemplated under the Subscription Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Subscription Agreement.

The parties hereby acknowledge and agree as follows:

1. It is the Company’s current intention to, promptly following the Company’s sale of a Priority Review Voucher (“PRV”) to issue a distribution to all Members promptly following such PRV Sale (such distribution, the “PRV Dividend”).

2. Milestone Payment. In connection with your continued ownership of the Units pursuant to the Subscription Agreement dated April 30, 2026 to: sale of the Priority Review Voucher, a liquidity event resulting in a distribution to shareholders, a distribution(s) to shareholders resulting from profits generated by operations, the Company will pay to you a one-time distribution of $4.75 per Unit (the “Preferred Payment”). The Preferred Payment will be made prior to any distribution to holders of ordinary units. After the Preferred Payment, these units will be treated as ordinary units and receive all ordinary distributions and have no additional preferred payments. The Preferred Payment will be made following approval by the Company’s Board of Directors that the Preferred Payment will not materially impede the Company’s ability to continue as a going concern (and if such determination cannot be made, the payment shall be made as soon as practicable following such determination).

3. Warrants. Concurrent with each issuance of Units pursuant to the payment schedule set forth herein, the Company shall issue to you Warrants to purchase Units equal to one warrant for each two Units issued in such tranche. By way of example, upon the initial payment of $500,000 and the corresponding issuance of 105,263 Units, the Company shall concurrently issue 52,631 Warrants. The aggregate number of Warrants issuable hereunder shall not exceed 210,526, corresponding to the maximum 421,053 Units issuable under the Subscription Agreement dated April 30, 2026. The Warrants will have a strike price of $4.75 and expire October 31, 2029. In the event of a liquidity event in excess of $4.75 per Unit you will have the ability to exercise the warrants on a cashless basis (you can apply $4.75 per unit of the distribution to the exercise of the warrants). For the avoidance of doubt, this Letter Agreement shall constitute the warrant instrument evidencing the Warrants described herein, and no separate warrant certificate or agreement shall be required to give effect to the rights granted hereunder.

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4. Payment Schedule:

●	$500,000 upon execution of the subscription agreement

●	$150,000 per month for ten months commencing July 1, 2026 and the first of each month until and including April 2027

●	Units will be issued when funds are received by the Company.

For the avoidance of doubt, you acknowledge and agree that there is no guaranty that the Company will receive a PRV, nor that the Company will choose to sell a PRV, if received, nor the timing of such a sale. Only the Units purchased pursuant to the Subscription Agreement dated April 30., 2026 will be subject to the Preferred Payment.

Except as specifically modified hereby, the Subscription Agreement shall otherwise remain in full force and effect, and the parties hereto hereby ratify and confirm the same, and nothing contained herein shall otherwise be deemed or interpreted to change the terms and conditions of the Subscription Agreement. This Letter Agreement and the Company’s Operating Agreement, together with the Subscription Agreement, contains the parties’ entire agreement with respect to the subject matter hereof. This Letter Agreement is governed by, and subject to, the laws of the State of Delaware (without giving effect to its conflict of law provisions).

The parties hereto shall keep the fact and the terms of this Letter Agreement confidential, except as a party may be compelled by law or as required by applicable securities laws, stock exchange rules or regulations, or the disclosure obligations of any party that is a reporting company under the Securities Exchange Act of 1934 to disclose the terms of this Letter Agreement or to enforce the terms hereof.

This Letter Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document. Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

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Sincerely,

INNERVATE RADIOPHARMACEUTICALS LLC

By:	/s/ Scott Korman
Name:	Scott Korman
Title:	CEO

Acknowledged by Investor:

/s/ Ezra Beyman

[Signature Page to Side Letter]